October 19, 2011

Dear Cornerstone Core Properties REIT, Inc. Stockholder:

We write to you today to provide an update on the activities of Cornerstone Core Properties REIT during the second and third quarters of 2011. On June 14, 2011, we sold the 15172 Goldenwest Circle property to Westminster Redevelopment Agency for $9.4 million. The majority of the proceeds from the sale were used to pay down a portion of the REIT’s credit facility with HSH Nordbank in accordance with the requirements of the loan agreement. At September 30, 2011, the portfolio was comprised of the properties listed below:

Cornerstone Core Properties REIT, Inc. – Portfolio Summary

PROPERTY	LOCATION	ACQUISITION DATE	PURCHASE PRICE	SQUARE FEET	# OF UNITS	June 30, 2011 OCCUPANCY	Sept. 30, 2011 OCCUPANCY
2111 South Industrial Park	Tempe, AZ	Jun-06	$1,975,000	26,800	15	82.1%	82.1%
Shoemaker Industrial Building	Santa Fe Springs, CA	Jun-06	$2,400,000	18,921	6	100.0%	100.0%
20100 Western Ave	Los Angeles, CA	Dec-06	$19,650,000	116,433	5	74.2%	29.0%
Mack Deer Valley	Phoenix, AZ	Jan-07	$23,150,000	180,985	12	94.6%	68.3%
Marathon Center	Largo, FL	Apr-07	$4,450,000	52,020	12	26.1%	26.1%
Pinnacle Peak Business Center	Phoenix, AZ	Oct-07	$20,050,000	159,661	8	100.0%	63.8%
Carter Commerce Center	Winter Garden, FL	Nov-07	$4,624,000	49,125	16	50.4%	42.0%
Goldenrod Commerce Center	Orlando, FL	Nov-07	$7,402,000	78,646	20	85.8%	88.6%
Hanging Moss Commerce Center	Orlando, FL	Nov-07	$8,866,000	94,200	23	93.3%	93.4%
Monroe South Commerce Center	Sanford, FL	Nov-07	$16,236,000	172,500	34	57.9%	63.7%
Monroe North Commerce Center	Sanford, FL	Apr-08	$14,275,000	181,348	15	78.5%	86.5%
1830 Santa Fe	Santa Ana, CA	Aug-10	$1,315,000	12,200	2	100.0%	100.0%
Total			$124,393,000	1,142,839	168	79.3%	67.5%

Occupancy Update

At the end of the second quarter 2011, our overall occupancy rate exceeded the first quarter 2011 occupancy rate by approximately 7.5% due in large part to the sale of 15172 Goldenwest Circle, which was 100.0% vacant at the time the property was sold. Though partially offset by occupancy rate decreases at other properties, occupancy rate increases at Goldenrod Commerce Center, Hanging Moss Commerce Center, and Monroe North Commerce Center account for approximately 1.0% of the 7.5% overall increase during the second quarter 2011.

During the third quarter 2011, several of our small business tenants determined to downsize. Rather than renew their leases, these tenants opted to move into smaller spaces and many chose to relocate to less expensive rental markets. As a result, our overall occupancy rate as of September 30, 2011, was approximately 11.8% below the ending occupancy rate for the second quarter 2011.

Cornerstone Core Properties REIT, Inc. • 1920 Main Street, Suite 400 • Irvine, California 92614
Toll-free (877) 805-3333 • Local (949) 852-1007 • www.CREfunds.com
Securities Offered Through Pacific Cornerstone Capital, Inc. Member FINRA and SIPC

Debt Update

Financial management remained a high priority during the second and third quarters. As of March 31, 2011, we had a total balance of $28.6 million in loan and credit agreements with Wells Fargo Bank, NA, and HSH Nordbank, AG. These loans were due to mature on August 13, 2011, and September 30, 2011, respectively. In July 2011 we used proceeds from the sale of 15172 Goldenwest Circle to make a principal payment of $7.8 million on our credit agreement with HSH Norbank AG, reducing the balance from $12.7 million to approximately $5.0 million. In addition, we extended the maturity date to December 16, 2011.  Likewise, on August 12, 2011, we made a principal payment of $0.5 million on our promissory note with Wells Fargo Bank, NA, reducing the balance from $15.9 million to $15.4 million. We extended the maturity date to February 2012 and added the 2111 South Industrial Park and Shoemaker Industrial buildings to the loan collateral.

In addition to the outstanding balances mentioned above, on June 30, 2011, we had a balance of $6.8 million on our loan assumption agreement with Transamerica Life Insurance Company due to mature on November 1, 2014.

We continue to pursue options for restructuring and repaying these debts including asset sales, sourcing additional equity capital and obtaining new financing that will allow us to reposition the assets. We expect to repay the HSH Nordbank loan at or upon maturity with proceeds from a sale of real estate or refinancing certain assets. We currently have three properties listed for sale for this purpose: Mack Deer Valley, Pinnacle Park Business Center, and 2111 South Industrial Park.

Impairment Charges

As a part of our asset management responsibilities and in connection with the quarterly reviews and annual audit conducted by our independent public accountants, we perform a comprehensive review of our real estate assets for impairment annually, as well as when events or changes in circumstances indicate that impairment may have occurred. For this purpose, impairment is evaluated based on a comparison of expected future cash flows to the recorded value of the real estate asset.

Impairment charges for real estate assets are based on estimates determined by our understanding of market conditions, projected holding periods, the experience of our management team, and our understanding of the borrowers. It is important to understand that this analysis is conducted as a way to measure our financial condition in accordance with financial reporting requirements as opposed to an actual current loss.

A key assumption in the calculation of expected future cash flows is the projected holding period of the real estate asset. A shorter expected holding period reduces estimated future cash flows. As our board of directors continues to evaluate strategic alternatives to maximize shareholder value, including the sale of Mack Deer Valley, Pinnacle Park Business Center, and 2111 South Industrial Park, we reconsidered the expected holding periods of our real estate assets and projected potentially shorter holding periods than in the past. The use of shorter holding periods reduced our future cash flows attributable to the properties resulting in impairment charges of approximately $42.5 million in the second quarter of 2011.

As economic conditions continue to change, we will continue to complete quarterly evaluations of our real estate assets for impairment. We are still in the process of completing an evaluation for the third quarter of 2011. Any impairment changes will be reflected in our September 30, 2011 financial statements, which will be available on or about November 15, 2011.

In addition, on a quarterly basis, we evaluate the collectability of our notes receivable. Our evaluation of collectability involves judgment, estimates, and a review of the underlying collateral and borrower’s business models and future. As of December 2010, we had loaned $8.75 million to two real estate operating companies, Servant Investments, LLC and Servant Healthcare Investments, LLC (collectively, “Servant”). During the quarter ended September 30, 2009, we concluded that the collectability of the Servant Investments, LLC note could not be reasonably assured and therefore, we recorded a reserve of $4.75 million against the note balance. During the quarter ended June 30, 2011, after evaluating the expected effects of changes in the borrower’s business prospects, we concluded that it was probable that the Company would be unable to collect all amounts due according to terms of the Servant Healthcare Investments, LLC note and consequently, we recorded a note receivable impairment of $1.65 million against the balance of that note.

These impairment charges are estimations of losses that could be realized if our assets were liquidated at this time, not actual current losses.

Quarterly Operating Expense Evaluation

As of June 30, 2011, a total of approximately 20.9 million shares of our common stock had been sold in our public offerings for aggregate gross proceeds of approximately $167.1 million. We are not currently accepting offers to purchase our common stock.

In August 2011, our Advisor agreed to reduce our asset management fee to an annual rate of 0.75% from the current annual rate of 1.0%, effective October 1, 2011. This change was made in an effort to reduce our operating expenses.

Following the end of each quarter, our board of directors evaluates our operating expenses for the past four quarters. If our operating expenses (as defined in our charter) exceed 2% of average invested assets or 25% of net income (as defined in our charter), our directors will determine if the level of our operating expenses is justified. In the event that a majority of the directors (including a majority of the independent directors) does not determine that such excess expenses are justified, our Advisor must reimburse to us the amount of the excess expenses paid or incurred (the “Excess Amount”).

In its determination for the four-quarter period ending on March 31, 2011, the board of directors determined that there was an Excess Amount but that it was unusual and non-recurring, conditioning such determination on our Advisor agreeing that the Excess Amount for the four fiscal quarters ending March 31, 2011, would be carried over and included in our total operating expenses at the end of the next fiscal quarter, such that our Advisor would be obligated to reimburse us for the five-fiscal-quarter period ending June 30, 2011, for any Excess Amount (calculated over such five fiscal quarters) unless the independent directors were to find such amount justified and either waive the excess or carry it over and include it in total operating expenses in subsequent periods. The Advisor so agreed.

For the five-fiscal-quarter period ended June 30, 2011, our total operating expenses again exceeded the greater of 2% of our average invested assets and 25% of our net income. We incurred operating expenses of approximately $5.0 million and incurred an Excess Amount of approximately $1.3 million during the five quarters ended June 30, 2011. Based upon the factors cited above, the amendment of the advisory agreement to reduce asset management fees payable to the Advisor, and the Advisor’s current progress toward developing strategic alternatives for consideration by the independent directors, the board of directors (including a majority of our independent directors) has determined that the Excess Amount is justified as unusual and non-recurring.

However, notwithstanding such justification, and as a condition to such justification, our Advisor has agreed that the Excess Amount for the five fiscal quarters ending June 30, 2011, shall be carried over and included in our total operating expenses at the end of the next fiscal quarter, such that our Advisor will be obligated to reimburse us for the six-fiscal-quarter period ending September 30, 2011, for any Excess Amount (calculated over such six quarters) unless the independent directors shall find such amount justified and either waive the excess or carry it over and include it in total operating expenses in subsequent periods, with any waiver dependent on our Advisor's satisfactory progress with respect to developing the strategic alternatives for consideration by the independent directors.

The reduction in the rate of the asset management fee charged by our Advisor is expected to result in a reduction of our operating expenses and reduce the Excess Amount in quarters beginning after October 1, 2011.

Distributions

As discussed in our letter of July 8, 2011, we do not have sufficient cash resources at this time to pay the distribution for the quarter ended June 30, 2011, which was expected to be paid on or about July 15, 2011. This distribution will remain a liability of the REIT and be paid to stockholders when cash resources become available. Based on continued needs to conserve cash until we have refinanced loans or completed sales, we do not expect to declare distributions for periods after June 30, 2011, until further notice.

Conclusion

We understand the importance of maintaining and increasing the value of your investment. As we move forward, our focus is on managing the current debt and increasing the performance of the properties. The board of directors continues to discuss and evaluate strategic alternatives to minimize current expenses and seek future income increases.

You are invited to view the complete report for the quarter ending June 30, 2011 (Form 10-Q) by visiting our website as follows: 1) Go to www.CREfunds.com, 2) Click on “Product Offerings,” 3) Select “Cornerstone Core Properties REIT, Inc.,” 4) Click on “I agree,” 5) Click on “SEC Filings,” 6) Select “Cornerstone Core Properties REIT, Inc.,” 7) On the SEC Website, click on the “Document” icon next to the 10-Q filing on August 15, 2011, and 8) click on the document file shown in red “a58036e10vq.htm.” The third quarter financial reports will be available on or about November 15, 2011.

If you have any additional questions, please contact your financial advisor or Cornerstone Real Estate Funds Investor Services at 888-522-1771.

Sincerely,
Terry Roussel
President and CEO

cc: Financial Advisor

There is no guarantee that any real estate strategy will be successful. Investment in this REIT involves risks including but not limited to: no secondary market; limitation on transfer and redemption of shares; we may make distributions that are not from income and are a return of capital; we may lack property diversification; we are dependent upon our advisor to select investments and conduct operations; and our advisor will face significant conflicts of interest. Investments are not bank guaranteed, not FDIC insured and may lose value.

REITs may not be suitable for all investors. The value of a REIT may be worth more or less than its original cost, investors may have difficulty selling shares, REITs involve risks associated with an investment in real estate such as market risk, interest rate risk and credit risk, and there are significant fees and charges inherent in investing in REITs.  An offer can only be made by a prospectus that contains more complete information on risks, management fees and other expenses.

Cornerstone Real Estate Funds is the brand/logo associated with Cornerstone Ventures, Inc. (CVI). CVI is the sponsor and advisor of real estate investment funds that are distributed by Pacific Cornerstone Capital, Inc. Securities are offered through Pacific Cornerstone Capital, Inc. Member FINRA and SIPC.

This letter contains forward-looking statements relating to the business and financial outlook of Cornerstone Core Properties REIT, Inc. that are based on our current expectations, estimates, forecasts and projections and are not guarantees of future performance. Actual results may differ materially from those expressed in these forward-looking statements, and you should not place undue reliance on any such statements. A number of important factors could cause actual results to differ materially from the forward-looking statements contained in this release. Such factors include those described in the Risk Factors sections of the prospectus for the offering of shares of Cornerstone Core Properties REIT, Inc. Forward-looking statements in this document speak only as of the date on which such statements were made, and we undertake no obligation to update any such statements that may become untrue because of subsequent events. We claim the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.
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